Exhibit 99.1

GeneDx Strengthens Executive Leadership Team with Bryan Dechairo Named Chief Operating Officer
Experienced Diagnostics Executive with a Proven Record of Driving Business Growth to Lead Product & Technology, Operations, Medical Affairs, Innovation and More
New Executive Leadership Positions Company for Growth and Scale

STAMFORD, Conn., January 2, 2025 -- GeneDx (Nasdaq: WGS), a leader in delivering improved health outcomes through genomic insights, today announced the appointment of Bryan Dechairo as Chief Operating Officer, effective immediately. In the newly created role, Bryan will report to Katherine Stueland, CEO and President, and will serve on the company’s executive leadership team.
As Chief Operating Officer, Bryan will oversee Product & Technology, Operations, Medical Affairs, Innovation, and the Program Management teams at GeneDx. He will be pivotal in driving operational excellence as the company enters the next phase of commercial growth.
“Bryan’s extensive clinical, technical and operational experience and proven ability to lead scalable transformations will play a pivotal role in helping us execute our strategic vision and accelerate the adoption of genomic insights across healthcare,” said Stueland. “As we embark on the next phase of our growth and scale, I am confident Bryan’s leadership will be critical in helping us deliver impactful genomic insights and improve health outcomes for an ever-growing number of patients and families.”
Bryan brings over 30 years of experience in exploratory and commercial diagnostic businesses, driving the development of revenue-generating clinical innovations that enhance patient outcomes. He most recently served as President and CEO of Sherlock Biosciences, where he successfully transformed the company from a research-stage start-up into a commercial operation. Bryan has also held executive leadership roles at prominent diagnostic and pharmaceutical companies, including Pfizer, Myriad Genetics, Assurex, Medco Health and others. Bryan holds a PhD in Human Genetics from the University College of London and a BA in Integrative Biology from the University of California Berkeley.
“GeneDx has built a market-leading position in pediatric genetics and has an incredible opportunity to pave the way for the genomics revolution in healthcare today,” said Dechairo. “With world-class products, advanced AI and the most dynamic minds in the industry, I’m looking forward to supercharging operational excellence to accelerate profitable growth.”
About GeneDx
At GeneDx (Nasdaq: WGS), we believe that everyone deserves personalized, targeted medical care—and that it all begins with a genetic diagnosis. Fueled by one of the world’s largest rare disease data sets, our industry-leading exome and genome tests translate complex genomic data into clinical answers that unlock personalized health plans, accelerate drug discovery, and improve health system efficiencies. For more information, please visit genedx.com and connect with us on LinkedIn, X, Facebook, and Instagram.
Investor Relations Contact:
Investors@GeneDx.com
Media Contact:
Press@GeneDx.com